Exhibit 99.1
FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces Resolution to SEC Investigation

Partnership reaches resolution with SEC; Remains focused on continuing its transformation and driving growth in core Specialty Products business

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Company", "Partnership" or "Calumet") a leading independent producer of specialty hydrocarbon and fuels products, today announced that it has reached a resolution with the Securities and Exchange Commission (“SEC”) upon the conclusion of their investigation into certain disclosure controls, procedures, and internal controls.

“We are pleased that the investigation has concluded regarding the Company’s disclosures and procedures,” said Tim Go, Chief Executive Officer of Calumet Specialty Products Partners. “With this matter now behind us, we can focus all of our efforts on continuing our transformation, growing our core Specialty business and enhancing value for our partners and unitholders.”

As part of the resolution to the investigation, the Partnership agreed to pay a fine of $250,000.

About Calumet Specialty Products Partners, L.P.
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates ten manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com